STRATEGIC SOLUTIONS GROUP, INC.

                      NONQUALIFIED STOCK OPTION PLAN NO. 9

                            Effective August 10, 1998



        1.     Definitions.................................................................  1

        2.     Purpose.....................................................................  1

        3.     Administration..............................................................  1

        4.     Shares Subject to Plan......................................................  2

        5.     Eligibility.................................................................  2

        6.     Allotment of Shares.........................................................  2

        7.     Option Price................................................................  2

        8.     Option Period...............................................................  2

        9.     Termination of Option.......................................................  2

        10.    Rights in Event of Death....................................................  2

        11.    Payment and Notice of Exercise..............................................  2

        12.    Exercise of Option..........................................................  3

        13.    Changes in Capital Structures, etc..........................................  3

        14.    Nontransferability..........................................................  4

        15.    Condition to Grant..........................................................  4

        16.    Other Provisions............................................................  4

        17.    Re-Issuance of Shares.......................................................  4

        18.    Interpretation..............................................................  4

        19.    Term of Plan, Amendment, Discontinuance.....................................  4

        20.    Effect of the Plan, etc.....................................................  5

                         STRATEGIC SOLUTIONS GROUP, INC.
                         -------------------------------
                      NONQUALIFIED STOCK OPTION PLAN NO. 9
                      ------------------------------------


        1. Definitions. As used herein, the following terms shall have the following meanings:

               (a) "Board" shall mean the Board of Directors of Strategic Solutions Group, Inc.

               (b) "Committee" shall mean the Committee appointed by the Board pursuant to Section 3. of this Plan to administer this Plan, if appointed.

               (c)    "Company" shall mean Strategic Solutions Group, Inc.

               (d) "Effective Date" shall mean the date this Plan is approved by the Board of Directors of Strategic Solutions Group, Inc., as provided in Section 18. hereof.

               (e) "Option Period" shall mean the period during which an option granted under this Plan shall be exercisable, as set forth in Section 8. hereof.

               (f) "Subsidiary", for purposes of this Plan, shall mean any corporation (or similar organization) of which the Company owns, directly or indirectly, more than 50% of the total voting power of all classes of stock entitled to vote therein.

        2. Purpose. The purpose of this Plan is to increase the interest in the welfare of the Company of those consultants of the Company who have made valuable contributions to the business of the Company, to furnish such consultants with an incentive to continue their services to and for the Company, by enabling such consultants to acquire an interest in the Company through a grant to them of options to purchase shares of the Company's Common Stock.

        3. Administration. This Plan shall be administered by the Board or a Committee (the "Committee"), if appointed by the Board, which shall consist of not less than two (2) members of the Board. No member of the Board or Committee shall participate in any action by the Board or Committee which allots or grants options to him personally.


        4. Shares Subject to Plan. Options may be granted from time to time under this Plan providing for the purchase of not more than twenty-five thousand (25,000) shares of the common stock, par value $.0001 per share, of the Company ("Common Stock"), as constituted on the Effective Date (subject to adjustment pursuant to Section 13.), plus such number of such shares as may become available for reissuance pursuant to Section 16. Shares of authorized and unissued Common Stock reacquired by the Company and held in its Treasury, as from time to time determined by the Board, may be issued upon exercise of options granted under this Plan.

        5. Eligibility. Except as otherwise provided herein, those consultants of the Company who have performed or who are about to perform services for the Company and who are designated by the Board or the Committee shall be eligible to be granted options under this Plan. Said designated person shall hereinafter be referred to as "Participant".

        6. Allotment of Shares. The grant of an option to an eligible person under this Plan shall not be deemed either to entitle such person to, or to disqualify such person from, participation in any other grant of options under this Plan or under any other plan of the Company.

        7. Option Price. The price at which shares of Common Stock may be purchased upon the exercise of an option granted under this Plan shall be fixed by the Board or the Committee, and may be greater than or less than the fair market value of such shares at the time of grant.

        8. Option Period. An option granted under this Plan may be exercised during the period (the "Option Period") which begins upon the date the option is granted (or at such other time as may be determined by the Board or Committee, as set forth in the resolutions evidencing the grant of the option) and which ends no later than ten (10) years after the date the option is granted or such lesser time as may be determined by the Board or the Committee as set forth in the resolutions evidencing the grant of the option.

        9. Termination of Option. All rights to exercise an option granted under this Plan shall terminate at the end of the Option Period, as described in
Section 8. above.

        10. Rights in Event of Death. If a Participant dies without having fully exercised an option granted under this Plan, the executors, administrators, legatees or distributees of his estate shall have the right, for a period of one
(1) year after the date of his death to exercise the unexercised and unexpired portion, if any, of such option, in whole or in part, to the same extent that the Participant could have exercised such option at the expiration of such one
(1) year period had the Participant lived.

        11. Payment and Notice of Exercise. Full payment of the purchase price for shares purchased upon the exercise, in whole or in part, of an option granted under this Plan shall be made at the time of such exercise. The purchase price must be paid for with cash. No such shares shall be issued or transferred to a Participant until full payment therefor has been made and the Participant has delivered his written Notice of Exercise of the respective options to the Company at its principal office, and a Participant who is not already a stockholder at the time of the issue shall have none of the rights of a stockholder until shares are issued or transferred to him.

        12. Exercise of Option. As directed by the Board or Committee, options granted hereunder may be exercisable by a Participant pursuant to a vesting formula which will set forth the dates and the number of options which are then available to the Participant. Options granted under this

Plan shall be exercisable during the Option Period at such times, in such amounts, in accordance with such terms and conditions, and subject to such restrictions as may be determined by the Board or Committee, and as are set forth in the resolutions and the Notice of Grant evidencing the grant of such options as well as the Notice of Exercise evidencing a Participant's exercise of such options. In no event shall an option be exercised or shares be issued pursuant to an option if any applicable laws shall not have been conformed with or if any requisite approval or consent of any governmental authority having jurisdiction over the exercise of the options or the issue and sale of the Common Stock shall not have been secured, unless in the opinion of counsel for the Company the exercise or issuance is exempt from the obligation to obtain approval or consent. Each Participant shall agree not to offer, sell, pledge, hypothecate or otherwise transfer any shares of Common Stock purchased pursuant to the exercise of an option granted under this Plan unless the shares have been registered under applicable federal and state securities laws or unless the proposed transaction is exempt from such registration in the opinion of Counsel for the Company. Each Participant shall, at the time of purchase of shares of Common Stock upon the exercise of an option, if requested by the Company upon advice of its counsel that the same is necessary or desirable, deliver to the Company his written representation that he is purchasing the shares for his own account for investment and not with a view to public distribution or with any present intention of reselling any of such shares, and deliver such other written representations as may be reasonably requested by the Company to assure compliance with applicable laws. If a Participant so requests, shares purchased upon the exercise of an option may be issued in or transferred into the name of the Participant and other person jointly with the right of survivorship.

        13. Changes in Capital Structures, etc. In the event of the payment of any dividend payable in, or the making of any distribution of, Common Stock of the Company to holders of record of Common Stock of the Company, which increases the outstanding Common Stock of the Company by more than twenty-five (25%) percent during the period any option granted under this Plan is outstanding or in the event of any stock split, combination of shares, recapitalization or other similar change in the authorized capital stock of the Company during such period or in the event of the merger or consolidation of the Company into or with any other corporation or the reorganization, dissolution, liquidation or winding up of the Company during such period, Participants shall be entitled, upon the exercise of any unexercised option held by them, to receive such new, additional or other shares of stock of any class, or other property (including cash), as they would have been entitled to receive as a matter of law in connection with such payment, distribution, stock split, combination, recapitalization, change, merger, consolidation, reorganization, dissolution or liquidation, as the case may be, had they held the shares of the Common Stock being purchased upon exercise of such option on the record date set for the such payment or distribution or on the date of such stock split, combination, recapitalization, change, merger, consolidation, reorganization, dissolution or liquidation, and the option price under any such option shall be appropriately adjusted. In case any such event shall occur during the term of this Plan, the number of shares that my be optioned and sold under this Plan as provided in
Section 4. shall be appropriately adjusted. The decision of the Board or the Committee, with respect to all such adjustments shall be conclusive.

        14. Nontransferability. Options granted under this Plan shall not be transferable other than by will or by the laws of descent and distribution, and shall be exercisable only by the Participant or by Participant's heirs or personal representatives as provided in Section 10. of this Plan.

        15. Conditions to Grant. Options granted under this Plan shall be conditioned on the Company receiving payment from U.S. Technologies pursuant to a Merger Agreement dated April 8, 1998, as amended.

        16. Other Provisions. Options granted under this Plan shall contain such other provisions, including, without limitation, restrictions upon the exercise of the option, as the Board or Committee shall deem advisable by written notice to Participant.

        17. Re-Issuance of Shares. Any shares of Common Stock which, by reason of the expiration of an option or otherwise, are no longer subject to purchase pursuant to an option granted under this Plan shall be available for re-issuance under this Plan.

        18. Interpretation. The Board shall interpret this Plan and prescribe, amend or rescind rules and regulations relating to it and make any and all other determinations necessary or advisable for its administration.

        19. Term of Plan, Amendment, Discontinuance. Upon approval by the Board of Directors, the Plan shall be deemed effective and adopted as of such date. This Plan, unless sooner terminated or discontinued by the Board pursuant to this Section 18, shall expire on the tenth anniversary of the Effective Date (except to the extent necessary for administration of options exercisable but unexercised on that date), and no options shall be granted under this Plan after that date. The Board may terminate or discontinue this Plan at any time and may suspend this Plan or amend or modify this Plan in any respect at any time or from time to time, without the approval of the stockholders, except that the number of shares of Common Stock that may be optioned and sold under this Plan, as provided in Section 4., above, may not be changed (except pursuant to Section 13., above) and the class of eligible persons to whom options may be granted, as provided in Section 5., above, may not be modified without the approval of the Board or the Committee. No action of the Board, the Committee or stockholders may alter or impair the rights of a Participant under any option theretofore granted to him without his consent to such action.

        20. Effect of the Plan, etc. Neither the adoption of this Plan, nor any action of the Board or Committee, shall be deemed to give any person any right to be granted an option to purchase Common Stock of the Company or any other rights hereunder unless and until the Board or Committee shall have adopted a resolution granting such person an option, and then only to the extent and on such terms and conditions as may be set forth in such resolution; the terms and conditions of options granted under this Plan may differ from one another as the Board or Committee shall at its discretion determine, as long as all options granted under the Plan satisfy the requirements in this Plan.

Date Adopted by Board:  August 10, 1998

Effective Date: August 10, 1998